Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13G to which this Joint Filing Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2018

THOMSON REUTERS CORPORATION

By:	/s/ Marc E. Gold
Name: Marc E. Gold Title: Assistant Secretary

THOMSON REUTERS U.S. LLC

By:	/s/ John Bellizzi
Name: John Bellizzi Title: Vice President